As filed with the Securities and Exchange Commission on December 4, 2013

Registration No. 333-191482

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

RING ENERGY, INC.

(Exact name of registrant as specific in its charter)

Nevada	1311	90-0406406
(State of jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization)	Classification Code Number)	Identification NO.)

200 N. Loraine Street, Suite 1245

Midland, TX 79701

(432) 682-7464

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William R. Broaddrick

Chief Financial Officer

6555 S. Lewis Ave, Suite 200

Tulsa, OK 74136

(918) 499-3880

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark L. Jones	Thomas S. Levato
Allison A. Danna	Goodwin Procter LLP
Matthew J. Stirneman	The New York Times Building
Burleson LLP	620 Eighth Avenue
700 Milam Street, Suite 1100	New York, New York 10018
Houston, Texas 77002	(212) 459-7256 (Phone)
(713) 358-1791 (Phone)	(212) 355-3333 (Fax)
(713) 358-1717 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  ☐

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-191482) is being filed solely to update Item 15 of the Registration Statement. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

SEC registration fee	$19,846.20
FINRA filing fee	22,325.00
Printing costs	50,000
Legal fees and expenses	125,000
Accounting fees and expenses	15,000
Transfer agent fees	20,000
Miscellaneous	10,000

Total	$262,171.20

All of the above expenses are estimates (except for the SEC registration fee and the FINRA filing fee). All of the above expenses will be borne by the Company.

Item 14.	Indemnification of Directors and Officers.

Under the provisions of Section 78.7502 of the Nevada Revised Statutes (the “Nevada Act”), the Registrant is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer, if the director or officer is successful in the defense of such proceedings. Section 78.7502 also provides that the Registrant may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful, and in either event, provided the director is not liable for a breach of the duties set out in Section 78.138 of the Nevada Act. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the Registrant (except for expenses allowed by a court).

The Registrant’s Articles of Incorporation and By-Laws provide for indemnification of directors and officers of the Registrant to the full extent permitted by applicable law. Under the provisions of the Registrant’s By-laws, the Registrant is required to indemnify officers or directors (while the current provisions of Section 78.7502 of the Nevada Act provide for “permissive” indemnification. Except with respect to stockholder derivative actions, the By-law provisions generally state that the director or officer will be indemnified against expenses, amounts paid in settlement and judgments, fines, penalties and/or other amounts incurred with respect to any threatened, pending or completed proceeding, provided that (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

The foregoing standards also apply with respect to the indemnification of expenses incurred in a stockholder derivative suit. However, a director or officer may only be indemnified for settlement amounts or judgments incurred in a derivative suit to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

In accordance with the Nevada Act, the Registrant’s Articles of Incorporation contain a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director’s liability to the Registrant or its stockholders, for monetary damages except (i) for acts or omissions not in good faith or which involve intentional or reckless misconduct or a knowing violation of law, and (ii) under Section 78.300 of the Nevada Act providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty including any such actions involving gross negligence.

Item 15.	Recent Sales of Unregistered Securities.

In December 2011, the Company sold 1,167,504 shares at $4.00 per share for gross proceeds of $4,670,016. Each of the investors was an accredited investor at the time of the sale. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(6) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities. No selling commissions were paid in connection with the sale of the shares.

In January 2012, the Company sold 1,083,180 shares at $4.00 per share for gross proceeds of $4,334,720. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities. No selling commissions were paid in connection with the sale of the shares.

In April 2012, the Company sold 823,524 shares at $4.25 per share for gross proceeds of $3,499,977. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities. No selling commissions were paid in connection with the sale of the shares.

On June 28, 2012, the Company issued 3,440,000 shares of its Common Stock pursuant to Stock-for-Stock Exchange Agreement dated May 3, 2012, between the Company and Stanford Energy, Inc. (“Stanford”). In addition, the Company assumed and adopted Stanford’s equity compensation plan and its outstanding options to purchase 450 shares of Stanford common stock, which now represents the right to purchase up to 1,125,000 shares of our common stock at $2.00 per share. The options vest at the rate of 20% each year over five years beginning one year from December 1, 2011, the date they were originally granted, and expire ten years beginning from that date. The investors were accredited investors at the time of the sale. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. No selling commissions were paid in connection with the sale of the shares.

During the quarter ended June 30, 2012, we sold 32,920 common shares at $4.25 per share to two accredited investors for gross proceeds of $139,910. Each of the investors was an accredited investor at the time of the sale. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(6) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. No selling commissions were paid in connection with the sale of the shares.

On July 1, 2012, the Company granted 75,000 options to Raymond H. Estep, also known as Hoyt Estep, under the 2011 Long-Term Incentive Plan for services. The options vest 20% each year for five years from the grant date and expire 10 years from the grant date. The exercise price of the options is $4.50. Mr. Estep was accredited investors at the time of the issuances. The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2) and/or Section 4(a)(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. No selling commissions were paid in connection with the sale of the shares.

In August 2012, the Company sold 1,695,000 shares at $4.50 per share for gross proceeds of $7,627,500. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities. No selling commissions were paid in connection with the sale of the shares.

On September 1, 2012, the Company issued 50,000 options to its Chief Financial Officer, William R. Broaddrick, under the 2011 Long-Term Incentive Plan. The options vest 20% each year five years from the grant date and expire 20 years from the grant date. The exercise price of the options is $4.50. Mr. Broaddrick was an accredited investor at the time of the sale. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(5) and/or Section 4(a)(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. No selling commissions were paid in connection with the sale of the shares.

In October 2012, the Company sold 1,384,905 shares at $4.50 per share for gross proceeds of $6,232,072.50. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities. No selling commissions were paid in connection with the sale of the shares.

On September 28, 2012, the Company issued 152,778 shares of its Common Stock to four investors in connection with the purchase of certain oil and gas leases. The investors were accredited investors at the time of the sale. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. No selling commissions were paid in connection with the sale of the shares.

On October 1, 2012, the Company granted 40,000 options to Michael Arguijo under the 2011 Long-Term Incentive Plan for services. The options vest 12.5% each quarter for two years from the grant date and expire 10 years from the grant date. The exercise price of the options is $4.50. Mr. Arguijo was accredited investors at the time of the issuances. The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2) and/or Section 4(a)(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. No selling commissions were paid in connection with the sale of the shares.

On November 19, 2012, the Company issued 625,000 shares of its Common Stock in connection with the acquisition of certain oil and gas leases pursuant to an Agreement and Plan of Merger dated November 7, 2012. The investors were accredited investors at the time of the sale. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. No selling commissions were paid in connection with the sale of the shares.

On January 1, 2013, the Company granted (i) 500,000 options to its Chief Executive Officer, Kelly Hoffman, (ii) 500,000 options to its President, David Fowler, (iii) 300,000 options to its Vice President of Operations, Daniel Wilson, and (iv) 100,000 options to two employees, under the 2011 Long-Term Incentive Plan. The exercise price of the options is $4.50. The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2), as a transaction by an issuer not involving any public offering.

On January 2, 2013, the Company sold 100,000 common shares at $4.50 per share to Mr. Daniel Wilson for gross proceeds of $450,000. Mr. Wilson was an accredited investor at the time of the sale. Mr. Wilson is the Vice President of Operations of the Company. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2) and/or Section 4(a)(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. No selling commissions were paid in connection with the sale of the shares.

On March 15, 2013, the Company granted (i) 100,000 options to its Vice President of Land, Ryan Roberts, and (ii) a total of 50,000 options to an employee and a contract employee of the Company, under the 2011 Long-Term Incentive Plan. The exercise price of the options is $5.50. The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2), as a transaction by an issuer not involving any public offering.

On June 25, 2013, the Company granted a total of 35,000 options to four of its employees under the 2011 Long-Term Incentive Plan. The exercise price of the options is $7.50. The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2), as a transaction by an issuer not involving any public offering.

On June 28, 2013, we completed our offering of 3,528,580 shares of Common Stock at $5.50 in the Private Placement. The shares were sold without registration under the Securities Act by reason of the exemption from the registration afforded by the provisions of Section 4(a)(2) and/or Section 4(a)(5) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities. Commissions in the amount of $866,366 were paid to registered sales agents for shares placed by the agents. The Company has filed a registration statement with the SEC with respect to the Resale Shares.

On November 20, 2013, we issued 10,000 shares of Common Stock to IWR Partners, LLC, as a finder’s fee in connection with the joint development agreement with Torchlight Energy Resources, Inc., to develop our Kansas leasehold. The issuance of Common Stock described above was (i) made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof and (ii) conducted without general solicitation or general advertising. IWR Partners, LLC, was an accredited investor at the time of the issuance and prior to this issuance owned shares of Common Stock.

We did not make any repurchases of our equity securities during the quarter ending December 31, 2012.

Item 16.	Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

Exhibit Number		Incorporated by Reference				Filed Here-with
	Exhibit Description	Form	File No.	Exhibit	Filing Date
1.1*	Form of Underwriting Agreement
2.1	Stock for Stock Exchange Agreement dated May 3, 2012	8-K	000-53920	2.1	7/5/12
2.2	Merger Agreement dated November 7, 2012	8-K	000-53920	2.1	11/26/12
3.1	Articles of Incorporation (as amended February 6, 2013)	10-K	000-53920	3.1	4/1/13
3.2	Current Bylaws	8-K	000-53920	3.2	1/24/13
4.1	Form of Subscription Agreement	10-Q	001-36057	4.1	11/7/2013
5.1*	Opinion of Burleson LLP
10.1	Letter Agreement with Patriot Royalty & Land, LLC entered into on March 1, 2012	10-K	000-53920	10.1	3/20/12
10.2	Ring Energy Inc. Long Term Incentive Plan, as Amended	8-K	000-53920	99.3	1/24/13
10.3	Form of Option Grant for Long-Term Incentive Plan	10-Q	000-53920	10.2	8/14/12
10.4	Stanford Energy Promissory Note dated March 28, 2012	8-K	000-53920	99.1	4/3/12
10.5	Stanford Energy Promissory Note dated May 15, 2012	8-K	000-53920	99.1	5/17/12
10.6	Revolver Loan Agreement with the F&M Bank & Trust Company Dated May 12, 2011	10-Q	000-53920	10.3	8/14/12
10.7	First Amendment dated May 12, 2012, to Revolver Loan Agreement with F&M Bank & Trust Company	10-Q	000-53920	10.4	8/14/12
10.8	Second Amendment to Loan Agreement with F&M Bank & Trust Company	8-K	000-53920	99.1	1/24/13
10.9	Executive Committee Charter	10-K	000-53920	3.1	4/1/13
10.10	Audit Committee Charter	10-K	000-53920	3.1	4/1/13
10.11	Compensation Committee Charter	10-K	000-53920	3.1	4/1/13
10.12	Nominating and Corporate Governance Committee Charter	10-K	000-53920	3.1	4/1/13
10.13	Development Agreement	8-K	001-36057	10.1	10/18/13
10.14	Third Amendment to Revolver Loan Agreement with F&M Bank & Trust Company	10-Q	001-36057	10.2	11/7/2013
10.15	Fourth Amendment to Revolver Loan Agreement with F&M Bank & Trust Company	10-Q	001-36057	10.3	11/7/2013
10.16*	Form of Lock-Up Agreement (included in Exhibit 1.1)
16.1	Letter dated 9/4/13, from Hansen, Barnett & Maxwell, P.C.	8-K	001-36057	99.1	9/5/13
23.1	Consent of Hansen, Barnett & Maxwell, P.C.					X
23.2*	Consent of Williamson Petroleum Consultants
23.3*	Consent of W. Craig Gaines, Consulting Petroleum Engineer
23.4*	Consent of Burleson LLP (included in Exhibit 5.1)
99.1*	Report prepared by Williamson Petroleum Consultants
99.2*	Report prepared by W. Craig Gaines, Consulting Petroleum Engineer

*	previously filed

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(a)	The Registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

4.	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, state of Oklahoma, on December 4, 2013.

Ring Energy, Inc.

By:	/s/ Kelly Hoffman
Mr. Kelly Hoffman
Chief Executive Officer and Director

Date: December 4, 2013

By:	/s/ William R. Broaddrick
Mr. William R. Broaddrick
Chief Financial Officer

Date: December 4, 2013

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Kelly Hoffman	By:	/s/ William R. Broaddrick
Mr. Kelly Hoffman		Mr. William R. Broaddrick
Chief Executive Officer and Director		Chief Financial Officer
(Principal Executive Officer)		(Principal Financial and
Accounting Officer)

Date: December 4, 2013		Date: December 4, 2013

/s/ Lloyd T. Rochford	/s/ Anthony B. Petrelli
Mr. Lloyd T. Rochford	Mr. Anthony B. Petrelli
Chairman of the Board and Director	Director

Date: December 4, 2013	Date: December 4, 2013

/s/ Stanley McCabe	/s/ David A. Fowler
Mr. Stanley McCabe	Mr. David A. Fowler
Director	President and Director

Date: December 4, 2013	Date: December 4, 2013

/s/ Clayton E. Woodrum
Mr. Clayton E. Woodrum
Director

Date: December 4, 2013